Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

ALLIANCE ONE INTERNATIONAL, INC. COMPLETES REFINANCING TRANSACTIONS

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Completes offering of $570 million of senior notes due 2016

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Completes offering of $100 million of convertible senior subordinated notes due 2014

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Enters into replacement revolving senior secured credit facility

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Purchases approximately $467.5 million of existing notes

MORRISVILLE, N.C. – (July 2, 2009) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has completed its previously announced offerings of $570 million principal amount of its 10% senior notes due 2016 (the “Senior Notes”) and $100 million principal amount of its 5 ½% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, in the case of the Senior Notes only, to persons in offshore transactions in reliance on Regulation S under the Securities Act.  Alliance One has also granted the initial purchasers of the Convertible Notes an option to purchase up to an additional $15 million aggregate principal amount of Convertible Notes solely to cover over-allotments.  The initial purchasers have until July 15, 2009 to exercise the over-allotment option.

Alliance One also announced that it has entered into a new revolving senior secured credit facility which replaced its existing $305 million revolving senior secured revolving credit facility scheduled to mature on September 30, 2010.  The new revolving senior secured credit facility, which has a term expiring on September 30, 2012 and an initial lending commitment of $270 million, permits the offering, issuance and sale of the Senior Notes and Convertible Notes.

Alliance One further has used a portion of the net proceeds from the offerings of the senior Notes and the Convertible Notes to purchase approximately $467.5 million aggregate principal amount of its existing notes pursuant to an early settlement of its previously announced cash tender offer (the “Tender Offer”) for any and all of its 11% senior notes due 2012, 8 ½% senior notes due 2012, 12 ¾% senior subordinated notes due 2012, 9 ⅝% senior notes due 2011, 7 ¾% senior notes due 2013 and 8% senior notes due 2012 (collectively, the “Existing Notes”).  In connection with Alliance One’s purchase of the Existing Notes, certain previously announced amendments to the indentures governing Alliance One’s 11% senior notes due 2012, 8 ½% senior notes due 2012 and 12 ¾% senior subordinated notes due 2012 became operative and effective.  These amendments eliminate substantially all of the restrictive covenants, eliminate requirements for subsidiary guarantees and requirements to conduct repurchase offers following certain events, including a change in control, modify redemption notice periods from 30 days to three business days, eliminate or modify certain events of default and certain conditions to defeasance of these notes, and eliminate or modify related provisions contained in the indentures governing these notes.

The Tender Offer will expire at 9:00 a.m., New York City time, on Wednesday, July 8, 2009, unless extended or terminated by Alliance One in its sole discretion.  Neither Alliance One, nor any member of its Board of Directors, nor the dealer manager nor the information agent for the Tender Offer is making any recommendation to holders of the Existing Notes as to whether to tender or refrain from tendering their Existing Notes in the Tender Offer.  Noteholders must decide whether they will tender in the Tender Offer and, if so, how many Existing Notes they will tender. The Tender Offer is being made solely pursuant to Alliance One’s Offer to Purchase and Consent Solicitation Statement dated June 9, 2009, as amended or supplemented from time to time, which sets forth the complete terms of the Tender Offer.

The Company intends to apply a portion of the remaining net proceeds of the offerings of the Convertible Notes and the Senior Notes to repay certain outstanding borrowings under its senior secured credit facility.  The Company intends to use the balance of the proceeds, if any, for other general corporate purposes, which may in the future include retiring any Existing Notes not purchased in the Tender Offer.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes, the Convertible Notes or any other securities.  Any offers of the Senior Notes and the Convertible Notes were made only by means of private offering circulars.  The Senior Notes, the Convertible Notes and the shares of Alliance One common stock issuable upon conversion of the Convertible Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Alliance One

Alliance One is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers.

Forward-Looking Statements

This press release contains forward-looking statements.  Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 8, 2009.